Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-53046 of Berkshire Hathaway Inc. on Form S-8 of our report dated June 24, 2025, relating to the financial statements and supplemental schedules of the GEICO 401(k) Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Mclean, Virginia

June 24, 2025